Exhibit 99.4

RISK FACTORS

You should carefully consider the risks described below as well as the “Risk Factors” beginning on page 15 of our annual report on Form 10-K for the year ended December 31, 2014. Unless otherwise stated herein or the context otherwise requires, the terms “Verisk,” “Verisk Analytics,” “the Company,” “we,” “us,” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries.

Risks Relating to the Acquisition of Wood Mackenzie Limited

We will incur substantial additional indebtedness in connection with the Acquisition (as defined below).

On March 10, 2015, we announced that we will acquire (the “Acquisition”) H&F Nugent 1 Limited, the indirect parent company of Wood Mackenzie Limited (“Wood Mackenzie”). In order to finance the Acquisition, we expect to incur $2,355.8 million of indebtedness. As of March 31, 2015, after giving effect to the Transactions, we would have had total consolidated indebtedness of approximately $3,442.0 million, and our leverage ratio (debt to EBITDA) would have increased from 1.6x to 3.5x. Our increased leverage resulting from the Acquisition could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue certain operational and strategic opportunities. In addition, we will incur substantial expense to consummate the Acquisition. The increased leverage, potential lack of access to financing and increased expenses could have a material adverse effect on our financial condition, results of operations and cash flows.

We may not realize the expected benefits of the Acquisition.

We may fail to realize the expected benefits of the Acquisition or successfully integrate Wood Mackenzie’s operations or preserve its customers and employees in an efficient or timely manner. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. This integration effort may also distract our management’s focus from our existing core businesses or impair our existing relationships with employees, customers and our strategic partners. We may not be able to achieve the targeted operating or long-term strategic benefits of the Acquisition or could incur higher transition costs. An inability to realize the full extent of, or any of, the anticipated benefits of the Acquisition, as well as any delays encountered in the integration process or an inability to integrate the operations of the two companies could have a material adverse effect on our financial condition, results of operations and cash flows.

General economic uncertainties, including downward trends in the energy industry, could reduce demand by Wood Mackenzie’s customers for its products and services.

Demand for Wood Mackenzie’s products and services may be negatively influenced by general economic uncertainties, particularly any downward trends in the energy industry. Many factors could negatively affect the revenues, profits and discretionary spending of Wood Mackenzie’s customers. Such factors include commodity prices (in particular, oil and coal), the state of the local economy, interest rates, currency exchange rates, political uncertainty or restrictions and regulations, the availability of industry resources and other matters. A downturn or perceived downturn in the economy, particularly the energy industry, could add pricing pressure, delay subscription renewals or lead to more challenging or protracted fee negotiations or generally lower acceptance of our solutions by Wood Mackenzie’s customers, which could cause a decline in our revenues and have a material adverse effect on our financial condition, results of operations and cash flows.

Following the Acquisition, our operations will be subject to additional risks inherent in international operations.

Wood Mackenzie is based in the United Kingdom and conducts its principal operations outside the United States. As a result, following the completion of the Acquisition, the percentage of our revenues generated outside of the United States will increase materially. Conducting extensive international operations subjects us to risks that are inherent in international operations, including challenges posed by different pricing environments and different forms of competition; lack of familiarity and burdens of complying with foreign laws, legal standards, regulatory requirements, tariffs and other barriers; unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions; differing technology standards; difficulties in collecting accounts receivable; difficulties in managing and staffing international operations; varying expectations as to employee standards; potentially adverse tax consequences, including possible restrictions on the repatriation of earnings; and reduced or varied protection for intellectual property rights in some countries. Moreover, international operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war and other economic or political uncertainties. All of these risks could result in increased costs or decreased revenues, either of which could have a material adverse effect on our financial condition, results of operations and cash flows.

Following the Acquisition, we will be subject to the increased risk of exchange rate fluctuations.

The revenues and costs of Wood Mackenzie are primarily denominated in pound sterling. As a result of the Acquisition, we face greater exposure to movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. Our operating results could be negatively affected depending on the amount of revenue and expense denominated in foreign currencies. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when remeasured in U.S. dollars, may differ materially from expectations. Although we may apply certain strategies to mitigate foreign currency risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

We may not be able to consummate the Acquisition.

We face risks associated with consummating the Acquisition, such as risks associated with our ability to incur or issue debt to finance a portion of the purchase price. In addition, if the Acquisition does not close, we will have significant discretion to allocate the proceeds from any contemplated offerings to finance the Acquisition to other uses. We cannot assure you that we will have opportunities to allocate the proceeds from any such offerings for other productive uses or that other uses of the proceeds from any such offerings will result in a favorable return to investors.

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